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Exhibit 10.13

CIMAREX ENERGY CO.

CHANGE IN CONTROL SEVERANCE PLAN

April 1, 2005

INTRODUCTION

        The Board of Directors of Cimarex Energy Co. recognizes that, as is the case with many publicly held corporations, there exists the possibility of a Change in Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its shareholders.

        The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

        In addition, the Board believes that it is consistent with the employment practices and policies of the Company and its Subsidiaries and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change in Control.

        Accordingly, the Board has determined that appropriate steps should be taken to assure the Company and its Subsidiaries of the continued employment and attention and dedication to duty of their employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change in Control.

        In order to fulfill the above purposes, the Board hereby adopts the Cimarex Energy Co. Change in Control Severance Plan (the "Plan") effective as of the Effective Date, as set forth below.

ARTICLE I
ESTABLISHMENT OF PLAN

        As of the Effective Date, the Company hereby establishes a separation compensation plan known as the Cimarex Energy Co. Change in Control Severance Plan, as set forth in this document.

ARTICLE II
DEFINITIONS

        As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

        (a)    Affiliate.    Any entity which controls, is controlled by or is under common control with the Company.

        (b)    Annual Average Compensation.    The amount determined by adding (i) the amount received by the Participant as regular annual base salary (hereinafter referred to as "Base Salary") during the 24-consecutive month period ending on or immediately prior to the Date of Termination, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or any Affiliate or deferred pursuant to a written plan or agreement with the Company or any Affiliate but excluding overtime pay, allowances, premium pay or any similar payment and (ii) the amount of cash incentive awards received by the Participant pursuant to the Company's annual incentive bonus arrangement (hereinafter the "Annual Incentive Bonus") during the 24-consecutive month period ending on or immediately prior to the Date of Termination, and then dividing that sum by two. If a Participant was not employed by the Company for the full 24 months prior to the Date of

Termination or otherwise did not receive Base Salary and Annual Incentive Bonus with respect to the full 24 months immediately prior to the Date of Termination, the amounts of Base Salary and Annual Incentive Bonus compensation actually received by the Participant shall be annualized over the two consecutive 12-month periods ending on or immediately prior to the Date of Termination.

        (c)    Average Incentive Bonus.    The amount of Annual Incentive Bonus compensation that the Participant would have received with respect to the Company's fiscal year during which the Date of Termination occurs if the Participant were to receive the average amount paid to all employees covered by the Company's Annual Incentive Bonus plan for such fiscal year.

        (d)    Board.    The Board of Directors of Cimarex Energy Co.

        (e)    Cause.    With respect to any Participant: (i) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or a senior officer of the Company which specifically identifies the manner in which the Board or senior officer believes that the Participant has not substantially performed the Participant's duties, (ii) the willful engaging by the Participant in misconduct which is materially and demonstrably injurious to the Company or any Affiliate, or (iii) a business crime or felony involving moral turpitude of which the Participant is convicted or pleads guilty. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company or any Affiliate. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or any Affiliate or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

        (f)    Change in Control.    The occurrence of any of the following events on or after the Effective Date of this Plan, unless a majority of the members of the Incumbent Board (as hereinafter defined) determines in writing that any such event shall not constitute a "Change in Control" for purposes of this Plan prior to the occurrence of such event:

              (i)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (x) the then outstanding shares of common stock (the "Common Stock") of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition previously approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined), (E) any acquisition approved by at least a majority of the members of the Incumbent Board within five business days after the Company has notice of such acquisition, or (F) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below, (G) any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) ("Beneficial Owner") of 15% or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding, or (H) any Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Exchange Act (or any comparable or successor report) which Schedule 13G does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 business days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Company's Rights Agreement and who or which, together with all affiliates and associates (each as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as of the date of the Company's Rights Agreement), thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 business days, then such acquisition shall constitute a "Change in Control"; or

             (ii)  Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, appointment or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (iii)  The closing of a reorganization, share exchange or merger (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially will own, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

            (iv)  The closing of (A) a complete liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 15% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 15% of more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

        (g)    Code.    The Internal Revenue Code of 1986, as amended from time to time.

        (h)    Committee.    The Governance Committee of the Board.

        (i)    Company.    Cimarex Energy Co. and any successor to such entity.

        (j)    Date of Termination.    The date on which a Participant ceases to be an Employee of the Company and its Affiliates as a result of a "separation from service" as determined in accordance with the provisions of Section 409A of the Code and the Internal Revenue Service and Treasury guidance thereunder.

        (k)    Disability.    A Participant shall be disabled for purposes of this Plan if the Participant (i) is unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The foregoing definition of "Disability" shall be interpreted in a manner consistent with Section 409A of the Code and the Internal Revenue Service and Treasury guidance thereunder.

        (l)    Effective Date.    April 1, 2005.

        (m)    Employee.    Any employee of an Employer.

        (n)    Employer.    The Company or any Subsidiary which participates in the Plan pursuant to Article V hereof or, under the circumstances set forth in the second sentence of Section 3.1 hereof, any Subsidiary or Affiliate described in such sentence.

        (o)    ERISA.    The Employee Retirement Income Security Act of 1974, as amended from time to time.

        (p)    Good Reason.    With respect to any Participant, without such Participant's written consent, (i) any reduction in the Participant's annual Base Salary, as in effect during the 120-day period immediately preceding the Change in Control (or as such amount may be increased from time to time), other than as a result of an isolated and inadvertent action not taken in bad faith and which is remedied by the Company or the Employer promptly after receipt of notice thereof given by the Participant; (ii) a material reduction in the Participant's annual incentive compensation opportunity, as in effect as of the date of the Change in Control, provided that the Company may modify the Company's annual incentive compensation arrangement subsequent to the date of a Change in Control so long as such change is applied to all Employees of the Company in a comparable manner; (iii) the Company or the Employer requiring the Participant to relocate his or her principal place of business to another metropolitan area which is more than 50 miles from his or her previous office location; or (iv) following the date of a Change in Control, the failure of the Company to provide generally comparable benefits, provided that the Company may increase employee contributions under benefit plans from time to time and/or it may modify benefits as required by law or competitive market conditions, so long as any such modifications apply in a comparable manner to all employees enrolled in such benefit plan or plans at a comparable level of benefits.

        (q)    Participant.    An individual who is designated as such pursuant to Section 3.1.

        (r)    Plan.    The Cimarex Energy Co. Change in Control Severance Plan.

        (s)    Separation Benefits.    The benefits described in Section 4.2 that are provided to qualifying Participants under the Plan.

        (t)    Subsidiary.    Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

        (u)    Year of Service.    A Year of Service shall be credited to a Participant for each full twelve months of employment with the Company or any Affiliate, Subsidiary or predecessor to the Company, including but not limited to Key Production Company and Helmerich & Payne, Inc. A month of service shall be credited for each full month of employment with such entities. Service shall also be credited for purposes of the Plan to the extent required by any agreement between the Company and an entity acquired by or merged with or into the Company or any Affiliate or Subsidiary of the Company.

ARTICLE III
ELIGIBILITY

        3.1    Participation.    Each Employee who is actively employed by the Company on the date of a Change in Control shall be a Participant in the Plan. For this purpose, an Employee who is on a leave of absence approved by the Company in writing or authorized by applicable state or federal law on the date of a Change in Control shall be a Participant in the Plan. Any person (a) who provides services to the Company or an Affiliate under an agreement, contract, or any other arrangement pursuant to which the individual is initially classified as an independent contractor or (b) whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Code section 3401 shall not be treated as an Employee and shall not be eligible to be a Participant in this Plan, even if the individual is subsequently reclassified as a common-law employee as a result of a final decree of a court of competent jurisdiction or the settlement of an administrative or judicial proceeding. If a Change in Control occurs and if an Employee's employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or anticipation of a Change in Control, then such Employee shall be considered to be a Participant in the Plan on the date of the Change in Control. If a Participant's employment is transferred from an Employer to a Subsidiary or Affiliate of the Company which is not a participating Employer under the Plan, the provisions of the Plan will continue to apply to such Participant while employed by such Subsidiary or Affiliate.

        3.2    Duration of Participation.    A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he ceases to be an Employee of any Employer, unless, at the time he ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate his employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV
SEPARATION BENEFITS

        4.1    Terminations of Employment Which Give Rise to Separation Benefits Under This Plan.    A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, at any time following a Change in Control and prior to the second anniversary of the Change in Control, the Participant's employment is terminated as a result of a "separation from service" (as determined in accordance with Section 409A of the Code and the Internal Revenue Service and Treasury guidance thereunder) (a) by the Participant's Employer for any reason other than Cause, death, or Disability or (b) by the Participant for Good Reason within 120 days after the Participant has knowledge of the occurrence of Good Reason.

        4.2    Separation Benefits.

            (a)   If a Participant's employment is terminated in circumstances entitling such participant to Separation Benefits pursuant to Section 4.1, the Company shall provide to such Participant cash payments as set forth in subsection (b) below, and shall provide to the Participant the continued benefits as set forth in subsection (c) below. For purposes of determining the benefits set forth in subsections (b) and (c), if the termination of the Participant's employment is for Good Reason based upon a reduction of the Participant's annual Base Salary, as described in Article II(p), a material reduction in the Participant's annual incentive compensation opportunity as provided in Article II(p), or the failure to provide comparable employee benefits as provided in Article II(p), such reduction shall be ignored.

            (b)   The cash payments referred to in Section 4.2(a) shall be the following amounts:

                (i)  the product of (A) the Participant's Average Incentive Bonus and (B) a fraction, the numerator of which is the number of days in the calendar year during which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365; and

               (ii)  an amount equal to (A) in the case of a Participant who has less than three Years of Service on the Date of Termination, 1/24th of such Participant's Annual Average Compensation for each month of service earned by the Participant at the Date of Termination, not to exceed 1.5 times the Participant's Annual Average Compensation, or (B) in the case of a Participant with three or more Years of Service at the Date of Termination, an amount equal to two times the Participant's Annual Average Compensation.

            (c)   During the period of time over which amounts are payable with respect to subparagraph (b)(ii) above in accordance with the provisions of Section (d) below, following the Participant's Date of Termination, the Participant and his or her family shall be provided with medical, dental, disability and life insurance benefits as if the Participant's employment had not been terminated; (provided, that such benefits and the cost to the Participant shall be no less favorable than under the programs in which the Participant participated during the 120-day period immediately prior to the Change in Control). To the extent any benefits described in this Section 4.2(c) cannot be provided pursuant to the appropriate plan or program maintained for Employees, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant.

            (d)   Except as provided in Section 4.2(e) below, the amount payable to the Participant in accordance with the provisions of Section 4.2(b)(i) shall be paid to the Participant in a cash lump sum at the same time that the Company pays amounts to its Employees in accordance with its Annual Incentive Bonus plan for the year during which the Date of Termination occurs, provided, however, that such cash lump sum payment must be made within two and one-half months following the end of the calendar year during which the Date of Termination occurs. Except as provided in Section 4.2(e) below, the amounts payable to the Participant in accordance with Section 4.2(b)(ii) shall be paid on the first day of each calendar month beginning on the first day of the calendar month immediately following the month of the Participant's Date of Termination and shall continue for the number of months (or half months) specified in Section 4.2(b)(ii).

            (e)   Notwithstanding the foregoing provisions of this Section 4.2, if the Participant is a "specified employee" (as defined in Section 409A(2)(B)(i)), all payments under this Plan shall, to the extent required by Section 409A of the Code, be delayed for the period and in the manner required by Section 409A of the Code.

        4.3    Other Benefits Payable.    To the extent not theretofore paid or provided, the Company shall timely pay or provide (or cause to be paid or provided) to a Participant entitled to the Separation Benefits, any other amounts or benefits required to be paid or provided to the Participant or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates, provided, however, that if a Participant is entitled to Separation Benefits under this Plan and is also entitled to benefits under any other severance pay plan or policy of the Company, or any other agreement, including an employment agreement, or the Cimarex Energy Co. Income Continuation Plan, benefits from this Plan will be offset by the amount of the benefits received under or payable in accordance with such other agreement or plan.

        4.4    Certain Additional Payments by the Company.

            (a)   Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 4.4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b)   Subject to the provisions of Section 4.4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.4, shall be paid by the Company to the Participant on the date that is six months after the Participant's Date of Termination and otherwise complies with the requirements of Section 409A of the Code. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.4(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Participant on the second anniversary of the Participant's Date of Termination.

            (c)   The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

                (i)  give the Company any information reasonably requested by the Company relating to such claim,

               (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

              (iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

              (iv)  permit the Company to participate in any proceedings relating to such claim;

      provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d)   If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.4(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section 4.4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.4(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (e)   All payments to the Participant in accordance with the provisions of this Plan shall be subject to applicable withholding of local, state, federal and foreign taxes, as determined in the sole discretion of the Company.

ARTICLE V
PARTICIPATING EMPLOYERS

        Any Subsidiary of the Company may become a participating Employer in the Plan following approval by the Company. The provisions of the Plan shall be fully applicable to the Employees of any such Subsidiary who are Participants pursuant to Section 3.1.

ARTICLE VI
SUCCESSOR TO COMPANY

        This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

        In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VII
DURATION, AMENDMENT AND TERMINATION

        7.1    Duration.    If a Change in Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for two years following such Change in Control, and shall then automatically terminate, provided, however, that all Participants who become entitled to any payments hereunder shall continue to receive such payments notwithstanding any termination of the Plan.

        7.2    Amendment or Termination.    The Incumbent Board may amend or terminate this Plan for any reason prior to a Change in Control. In the event of a Change in Control, this Plan shall automatically terminate on the second anniversary of the date of the Change in Control, but may not be amended or terminated by either the Board or the Incumbent Board between the date of the Change in Control and the second anniversary of the Change in Control.

        7.3    Procedure for Extension, Amendment or Termination.    Any extension, amendment or termination of this Plan by the Incumbent Board in accordance with the foregoing shall be made by action of the Incumbent Board in accordance with the Company's charter and by-laws and applicable law.

ARTICLE VIII
MISCELLANEOUS

        8.1    Full Settlement.    Except as otherwise provided in Section 4.3, the Company's obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

        8.2    Employment Status.    This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation for the Participant to remain an Employee or change the status of the Participant's employment or the policies of the Company and its Affiliates regarding termination of employment.

        8.3    Confidential Information.    Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Participant during the Participant's employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of a Participant's employment with the Company or other Employer, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8.3 constitute a basis for deferring or withholding any amounts otherwise payable under this Plan.

        8.4    Named Fiduciary; Administration.    The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Company's Vice-President of Human Resources, who shall be the Plan Administrator. The Plan Administrator shall initially review and determine all claims for benefits under this Plan. In the event of any appeals from adverse benefit determinations by the Plan Administrator, the "Appeals Committee" shall consist of the Company's Chief Executive Officer, Chief Financial Officer and Assistant Treasurer.

        8.5    Claim Procedure.

            (a)   If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit.

            (b)   All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing and be addressed as follows:

Plan Administrator
Cimarex Energy Co.
Change in Control Severance Plan
Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203

    The Plan Administrator shall have full and complete discretionary authority to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall initially deny or approve all claims for benefits under the Plan. The claimant may submit written comments, documents, records or any other information relating to the claim. Furthermore, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.

            (c)    Claims Denial.    If any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and shall advise the claimant of his right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his claim, an explanation of why such material is necessary and an explanation of the Plan's review procedure, and the time limits applicable to such procedures. Furthermore, the notification shall include a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such written notice shall be given to the claimant within a reasonable period of time, which normally shall not exceed ninety (90) days, after the claim is received by the Plan Administrator.

            (d)    Appeals.    Any claimant or his duly authorized representative, whose claim for benefits is denied in whole or in part, may appeal such denial by submitting to the Appeals

    Committee a request for a review of the claim within sixty (60) days after receiving written notice of such denial from the Plan Administrator. The Appeals Committee shall give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his request for review. The request for review must be in writing and be addressed as follows:

Appeals Committee
Cimarex Energy Co.
Change in Control Severance Plan
Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203

    The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent. The Appeals Committee may require the claimant to submit such additional facts, documents, or other materials as the Appeals Committee may deem necessary or appropriate in making its review.

            (e)    Review of Appeals.    The Appeals Committee shall act upon each request for review within sixty (60) days after receipt thereof. The review on appeal shall consider all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination. The Appeals Committee shall have full and complete discretionary authority, in its review of any claims denied by the Plan Administrator, to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan.

            (f)    Decision on Appeals.    The Appeals Committee shall give written notice of its decision to the claimant. If the Appeals Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based. The notice shall also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits. Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not. The notice shall also contain a statement of the claimant's right to bring an action under ERISA Section 502(a). If the Appeals Committee has not rendered a decision on a request for review within sixty (60) days after receipt of the request for review, the claimant's claim shall be deemed to have been approved. The Appeals Committee's decision shall be final and not subject to further review within the Company. There are no voluntary appeals procedures after review by the Appeals Committee.

            (g)    Time of Approved Payment.    In the event that either the Plan Administrator or the Appeals Committee determines that the claimant is entitled to the payment of all or any portion of the benefits claimed, such payment shall be made to the claimant on the first anniversary of the Participant's Date of Termination.

            (h)    Determination of Time Periods.    If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period shall extend until the next following business day.

        8.6    Arbitration.    In the event that a Participant wishes to pursue any further claim for benefits under this Plan following the completion of the appeal process described in Section 8.5, the Participant must resolve any such claim or dispute by final and binding arbitration in Denver, Colorado before a single arbitrator in accordance with the arbitration rules and procedures of the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes (the "Arbitration Process"). The arbitration shall be commenced by filing a demand for arbitration in accordance with the Arbitration Process within eighteen (18) months after the final notice of denial of the Participant's appeal in accordance with Section 8.5. The arbitrator shall decide all issues relating to arbitrability and the arbitrator shall also decide all issues with respect to the payment of the costs of such arbitration, including attorney's fees and the arbitrator's fees.

        8.7    Unfunded Plan Status.    All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

        8.8    Validity and Severability.    The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        8.9    Governing Law.    The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

        IN WITNESS WHEREOF, this Cimarex Energy Co. Change in Control Severance Plan has been adopted this 10th day of March, 2005, to be effective as of the Effective Date set forth herein.

CIMAREX ENERGY CO.
ATTEST:
/s/ MARY KAY ROHRER	By:	/s/ RICHARD S. DINKINS

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CIMAREX ENERGY CO. CHANGE IN CONTROL SEVERANCE PLAN April 1, 2005